Exhibit 99.2

To the Limited Partners of

SECOR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Patrick T. Egan
By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC General Partner,
SECOR Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of SECOR Master Fund L.P.,

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of SECOR Master Fund L.P. (the “Partnership”), including the condensed schedule of investments as of December 31, 2017, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2017, and the related notes (collectively the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2017, and the results of its operations and changes in its partners’ capital for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

The statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2016 and 2015 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 22, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of SECOR Master Fund L.P.:

We have audited the accompanying statements of financial condition of SECOR Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of SECOR Master Fund L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

SECOR Master Fund L.P.

Statements of Financial Condition

December 31, 2017 and 2016

	December 31, 2017	December 31, 2016
Assets:
Equity in trading accounts:
Unrestricted Cash (Note 3c)	$13,597,900	$20,771,943
Restricted Cash (Note 3c)	9,151,472	17,778,068
Net unrealized appreciation on open futures contracts	53,561	656,668

Total equity in trading accounts	22,802,933	39,206,679

Cash at bank (Note 1)	436	217
Expense reimbursement	28,115	24,646

Total assets	$22,831,484	$39,231,542

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$1,060,576	$653,003
Accrued expenses:
Professional fees	33,908	26,101
Redemptions payable (Note 6)	16,971,819	-

Total liabilities	18,066,303	679,104

Partners’ Capital:
General Partner	-	-
Limited Partners	4,765,181	38,552,438

Total partners’ capital (net asset value)	4,765,181	38,552,438

Total liabilities and partners’ capital	$22,831,484	$39,231,542

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2017

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	52	$110,022	2.31%
Energy	21	72,363	1.52
Grains	61	(97,566)	(2.05)
Indices	801	238,336	5.00
Interest Rates U.S.	1	205	0.00 *
Interest Rates Non-U.S.	332	(152,505)	(3.20)
Livestock	154	102,437	2.15
Metals	45	162,825	3.42
Softs	204	(191,572)	(4.02)

Total futures contracts purchased		244,545	5.13

Futures Contracts Sold
Currencies	22	(6,429)	(0.13)
Energy	76	(96,142)	(2.02)
Grains	194	10,979	0.23
Indices	1,425	(113,901)	(2.39)
Interest Rates Non-U.S.	449	83,907	1.76
Livestock	84	(19,822)	(0.42)
Metals	16	(26,354)	(0.55)
Softs	57	(23,222)	(0.49)

Total futures contracts sold		(190,984)	(4.01)

Net unrealized appreciation on open futures contracts		$53,561	1.12%

Unrealized Appreciation on Open Forward Contracts
Currencies	$40,358,082	$479,861	10.07%
Metals	448	1,519,422	31.89

Total unrealized appreciation on open forward contracts		1,999,283	41.96

Unrealized Depreciation on Open Forward Contracts
Currencies	$50,919,715	(840,904)	(17.65)
Metals	566	(2,218,955)	(46.57)

Total unrealized depreciation on open forward contracts		(3,059,859)	(64.22)

Net unrealized depreciation on open forward contracts		$(1,060,576)	(22.26)%

*	Due to rounding.

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	99	$213,229	0.55%
Grains	21	(23,240)	(0.06)
Indices	950	265,757	0.69
Interest Rates U.S.	167	123,516	0.32
Interest Rates Non-U.S.	324	90,036	0.23
Livestock	17	(7,760)	(0.02)
Metals	46	(232,493)	(0.60)
Softs	3	(6,809)	(0.02)

Total futures contracts purchased		422,236	1.09

Futures Contracts Sold
Currencies	118	149,990	0.39
Energy	69	(71,711)	(0.19)
Grains	342	107,457	0.28
Indices	3,885	(341,647)	(0.89)
Interest Rates Non-U.S.	598	(203,815)	(0.53)
Livestock	9	(12,105)	(0.03)
Metals	58	209,104	0.54
Softs	159	397,159	1.03

Total futures contracts sold		234,432	0.60

Net unrealized appreciation on open futures contracts		$656,668	1.69%

Unrealized Appreciation on Open Forward Contracts
Currencies	$94,359,710	$1,188,643	3.08%
Metals	696	2,729,328	7.08

Total unrealized appreciation on open forward contracts		3,917,971	10.16

Unrealized Depreciation on Open Forward Contracts
Currencies	$110,786,984	(1,516,525)	(3.93)
Metals	852	(3,054,449)	(7.92)

Total unrealized depreciation on open forward contracts		(4,570,974)	(11.85)

Net unrealized depreciation on open forward contracts		$(653,003)	(1.69)%

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Investment Income:
Interest income	$208,058	$92,036	$12,458

Expenses:
Clearing fees (Note 3c)	434,136	688,366	676,324
Professional fees	63,881	72,545	96,918

Total expenses	498,017	760,911	773,242
Expense reimbursements	(308,139)	(423,150)	(364,298)

Net expenses	189,878	337,761	408,944

Net investment income (loss)	18,180	(245,725)	(396,486)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(1,092,073)	2,141,011	4,753,782
Net change in unrealized gains (losses) on open contracts	(1,015,323)	317,998	(2,148,048)

Total trading results	(2,107,396)	2,459,009	2,605,734

Net income (loss)	$(2,089,216)	$2,213,284	$2,209,248

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2017, 2016 and 2015

Partners’ Capital
Partners’ Capital, December 31, 2014	$29,604,598
Subscriptions	29,623,345
Redemptions	(10,934,241)
Distribution of interest income to feeder funds	(5,428)
Net income (loss)	2,209,248

Partners’ Capital, December 31, 2015	50,497,522
Subscriptions	6,407,508
Redemptions	(20,510,625)
Distribution of interest income to feeder funds	(55,251)
Net income (loss)	2,213,284

Partners’ Capital, December 31, 2016	38,552,438
Redemptions	(31,503,973)
Distribution of interest income to feeder funds	(194,068)
Net income (loss)	(2,089,216)

Partners’ Capital, December 31, 2017	$4,765,181

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements

1.	Organization:

SECOR Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on July 19, 2013 to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, indices, U.S. and non-U.S. interest rates, grains, livestock, softs, energy and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (as defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. All trading decisions for the Master are made by the Advisor (as defined below).

On August 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. On January 1, 2015, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) allocated a portion of its capital to the Master. On December 31, 2017, Spectrum Technical terminated operations and fully redeemed its investment in the Master. The Master permits commodity pools managed by SECOR Capital Advisors, LP (the “Advisor”) using a variation of the program traded by SECOR Alpha Master Fund L.P., a proprietary, systematic trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) was also a foreign exchange forward counterparty for the Master. The Master also deposits a portion of its cash in a non-trading bank account at JPMorgan.

Prior to Spectrum Technical’s full redemption on December 31, 2017, the Master operated under a structure where its investors consisted of Emerging CTA (the “Feeder” or the “Fund”) and Spectrum Technical. References herein to a Feeder or the Fund may also include, as relevant, reference to Spectrum Technical. Emerging CTA and Spectrum Technical owned approximately 27.2% and 72.8% of the Master prior to the close of business on December 31, 2017, respectively. Emerging CTA and Spectrum Technical owned approximately 49.1% and 50.9% of the Master at December 31, 2016, respectively.

The Master will be liquidated under certain circumstances as set forth in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Master has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and as of and for the years ended December 31, 2017, 2016 and 2015, the Master carried no debt and all of the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

SECOR Master Fund L.P.

Notes to Financial Statements

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on the trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are closed and determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of “equity in trading account” in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses. The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of $115,967 (cost of $117,536) and $208,301 (cost of $205,227) at December 31, 2017 and 2016, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the year(s) in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 through 2017 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master is deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

SECOR Master Fund L.P.

Notes to Financial Statements

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner, MS&Co. or JPMorgan and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At December 31, 2017 and 2016, the amount of cash held by the Master for margin requirements was $9,151,472 and $17,778,068, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement may generally be terminated upon notice by either party.

Prior to Spectrum Technical’s termination effective December 31, 2017, Spectrum Technical’s General Partner administrative fees included clearing fees and professional fees that were charged to the Master. Therefore, the Master received monthly expense reimbursements that the General Partner was contractually obligated to pay, on clearing fees and professional fees incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month partners’ capital allocation percentage for Spectrum Technical’s investment in the Master.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements include a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charges a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month.

SECOR Master Fund L.P.

Notes to Financial Statements

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition, as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2017 and 2016 were 5,734 and 9,870, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2017 and 2016 were 1,279 and 2,184, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2017 and 2016 were $284,773,827 and $430,381,083, respectively.

SECOR Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2017 and 2016, respectively.

December 31, 2017	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
				Financial Instruments	Cash Collateral Received/ Pledged*
Assets
MS&Co.
Futures	$1,050,496	$(996,935)	$53,561	$-	$-	$53,561
Forwards	1,519,422	(1,519,422)	-	-	-	-

	2,569,918	(2,516,357)	53,561	-	-	53,561
JPMorgan
Forwards	479,861	(479,861)	-	-	-	-

Total assets	$3,049,779	$(2,996,218)	$53,561	$-	$-	$53,561

Liabilities
MS&Co.
Futures	$(996,935)	$996,935	$-	$-	$-	$-
Forwards	(2,218,955)	1,519,422	(699,533)	-	-	(699,533)

	(3,215,890)	2,516,357	(699,533)	-	-	(699,533)

JPMorgan
Forwards	(840,904)	479,861	(361,043)	-	-	(361,043)

Total liabilities	$(4,056,794)	$2,996,218	$(1,060,576)	$-	$-	$(1,060,576)

Net fair value						$(1,007,015)	*

December 31, 2016	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
				Financial Instruments	Cash Collateral Received/ Pledged*
Assets
MS&Co.
Futures	$1,836,899	$(1,180,231)	$656,668	$-	$-	$656,668
Forwards	3,917,971	(3,917,971)	-	-	-	-

Total assets	$5,754,870	$(5,098,202)	$656,668	$-	$-	$656,668

Liabilities
MS&Co.
Futures	$(1,180,231)	$1,180,231	$-	$-	$-	$-
Forwards	(4,570,974)	3,917,971	(653,003)	-	-	(653,003)

Total liabilities	$(5,751,205)	$5,098,202	$(653,003)	$-	$-	$(653,003)

Net fair value						$3,665	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

SECOR Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2017 and 2016, respectively.

	December 31, 2017
Assets
Futures Contracts
Currencies	$111,597
Energy	72,388
Grains	21,869
Indices	383,070
Interest Rates U.S.	205
Interest Rates Non-U.S.	116,418
Livestock	126,301
Metals	163,242
Softs	55,406

Total unrealized appreciation on open futures contracts	1,050,496

Liabilities
Futures Contracts
Currencies	(8,004)
Energy	(96,167)
Grains	(108,456)
Indices	(258,635)
Interest Rates Non-U.S.	(185,016)
Livestock	(43,686)
Metals	(26,771)
Softs	(270,200)

Total unrealized depreciation on open futures contracts	(996,935)

Net unrealized appreciation on open futures contracts	$53,561	*

Assets
Forward Contracts
Currencies	$479,861
Metals	1,519,422

Total unrealized appreciation on open forward contracts	1,999,283

Liabilities
Forward Contracts
Currencies	(840,904)
Metals	(2,218,955)

Total unrealized depreciation on open forward contracts	(3,059,859)

Net unrealized depreciation on open forward contracts	$(1,060,576)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

	December 31, 2016
Assets
Futures Contracts
Currencies	$155,259
Energy	221,836
Grains	127,514
Indices	439,724
Interest Rates U.S.	123,516
Interest Rates Non-U.S.	120,561
Livestock	388
Metals	220,183
Softs	427,918

Total unrealized appreciation on open futures contracts	1,836,899

Liabilities
Futures Contracts
Currencies	(5,269)
Energy	(80,318)
Grains	(43,297)
Indices	(515,614)
Interest Rates Non-U.S.	(234,340)
Livestock	(20,253)
Metals	(243,572)
Softs	(37,568)

Total unrealized depreciation on open futures contracts	(1,180,231)

Net unrealized appreciation on open futures contracts	$656,668	*

Assets
Forward Contracts
Currencies	$1,188,643
Metals	2,729,328

Total unrealized appreciation on open forward contracts	3,917,971

Liabilities
Forward Contracts
Currencies	(1,516,525)
Metals	(3,054,449)

Total unrealized depreciation on open forward contracts	(4,570,974)

Net unrealized depreciation on open forward contracts	$(653,003)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2017, 2016 and 2015.

	2017		2016		2015
Sector
Currencies	$(983,384)		$1,981,991		$(1,026,327)
Energy	(561,036)		250,694		743,040
Grains	(824,642)		185,841		(1,719,878)
Indices	3,495,879		(1,100,814)		2,660,749
Interest Rates U.S.	411,734		(1,079,491)		(614,102)
Interest Rates Non-U.S.	(922,114)		2,738,714		574,935
Livestock	75,369		267,505		426,462
Metals	(1,855,517)		(1,465,123)		2,615,346
Softs	(943,685)		679,692		(1,054,491)

Total	$(2,107,396)	***	$2,459,009	***	$2,605,734	***

***   This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2017 and 2016, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the beginning of the reporting period.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2017*	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,050,496	$1,050,496	$-	$-
Forwards	1,999,283	-	1,999,283	-

Total assets	$3,049,779	$1,050,496	$1,999,283	$-

Liabilities
Futures	$996,935	$996,935	$-	$-
Forwards	3,059,859	-	3,059,859	-

Total liabilities	$4,056,794	$996,935	$3,059,859	$-

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,836,899	$1,836,899	$-	$-
Forwards	3,917,971	2,729,328	1,188,643	-

Total assets	$5,754,870	$4,566,227	$1,188,643	$-

Liabilities
Futures	$1,180,231	$1,180,231	$-	$-
Forwards	4,570,974	3,054,449	1,516,525	-

Total liabilities	$5,751,205	$4,234,680	$1,516,525	$-

*

$2,729,328 of assets and $3,054,449 of liabilities were transferred from Level 1 to Level 2 during the year ended December 31, 2017. The General Partner believes that for London Metal Exchange (“LME”) contracts, the inputs are derived from an exchange and not actively quoted prices, which is more representative of a Level 2 security.

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2017, 2016 and 2015 were as follows:

	2017	2016	2015
Ratios to Average Limited Partners’ Capital:

Net investment income (loss)*	0.1%	(0.5)%	(0.9)%

Operating expenses before expense reimbursements	1.7%	1.6%	1.7%

Expense reimbursements	(1.1)%	(0.9)%	(0.8)%

Operating expenses after expense reimbursements	0.6%	0.7%	0.9%

Total return	(9.4)%	5.4%	6.7%

*   Interest income less total expenses, net of expense reimbursements.

SECOR Master Fund L.P.

Notes to Financial Statements

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 10.1% to 49.6% of the Master’s contracts are traded OTC.

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the LME represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

SECOR Master Fund L.P.

Notes to Financial Statements

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co., an MS&Co. affiliate, or JPMorgan are the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

In the ordinary course of business, the Master enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considers the risk of any future obligation relating to these indemnifications to be remote.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through March 22, 2018, the date the financial statements were available to be issued and has determined that, other than as referenced below, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

Effective January 1, 2018, Ceres Tactical Systematic L.P. allocated a portion of its capital to the Master. The allocation from Ceres Tactical Systematic L.P. to the Master did not affect the operations or strategy of the Master.